UNITED STATES
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Soliciting Material under §240.14a-12

FARMER BROS. CO.
(Name of Registrant as Specified in its Charter)
JEANNE FARMER GROSSMAN
Jeanne Grossman Living Trust
1964 Jeanne Ann Farmer Grossman Trust
1969 Jeanne Ann Farmer Grossman Trust
1972 Jeanne Ann Farmer Grossman Trust
1987 Roy F Farmer Trust II
1988 Roy F Farmer Trust II
1988 Roy F Farmer Trust III
1990 Brynn Elizabeth Grossman Trust
1992 Brynn Elizabeth Grossman Trust
Thomas William Mortensen
Jonathan Michael Waite
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CONCERNED STOCKHOLDERS MAIL LETTER TO FARMER BROS. STOCKHOLDERS, SETTING THE RECORD
STRAIGHT AND HIGHLIGHTING NEED FOR NEW DIRECTORS THAT CAN SUPPORT A TRUE
TURNAROUND OF THE COMPANY

Over Past Three Years Company’s Shares Have Lost 59% of Value, Compared to 45% Gain in S&P 500

Leading Proxy Advisory Firm Highlights Continual Failures of Board to Oversee Management

Directors Mottern and Marcy Implicated in Past Failures of the Company

Thomas Mortensen and Jonathan Waite to Bring Real Operational, Customer and Employee
Experience to Board to Support New CEO’s Efforts

LOS ANGELES, California, November 26, 2019 - Jeanne Farmer Grossman (individually and as the sole trustee of certain trusts), Thomas William Mortensen, and Jonathan Michael Waite (collectively, the “Concerned Stockholders”), who together beneficially own approximately 4.9% of the outstanding common stock of Farmer Bros. Co. (“Farmer Bros.” or the “Company”), today issued an open letter to stockholders of Farmer Bros. Co. urging them to vote the GOLD proxy card to elect Mr. Mortensen and Mr. Waite and bring needed change and experience to the Farmer Bros. Board. The full text follows.

November 26, 2019

Dear Fellow Farmer Bros Co. Stockholders,

“Insanity: doing the same thing over and over again and expecting a different result.”

I am writing you on behalf of a group of concerned Farmer Bros. stockholders. Together we own 4.9% of the Company’s stock. Like you, we are frustrated by the value destruction that is a direct consequence of poor decisions made by our Board and Management over the last three years. Customers are confused, employees are disheartened, and our company is at a critical inflection point. In its recent communications to you, the Company tried to hide their failures and ask for more time to get their multi-year “turnaround” off the ground – time, we believe, they should not be afforded without better, more experienced stewards elected to the Board.

This is why we are asking for your support in electing Thomas Mortensen and Jonathan Waite to the Board. Tom and Jonathan are directly aligned with your interests in seeing Farmer Bros.’s success, have crucial on the ground experience and can effectively oversee and support our new CEO as he executes a turn-around plan.

We are asking you to elect our two director nominees and remove two of the principal architects of the Company’s failures, Directors Charles Mottern and Chris Marcy.

It is particularly revealing how the Company has attempted to gloss over decisions that were made by, and indeed implemented at the behest of Mr. Mottern and Mr. Marcy that have led to disastrous results for us shareholders. The recent “plan” put forward by the Company mirrors many of the priorities we have been advocating for as a shareholder and that I personally pushed for as a director of the Company. What’s missing today is proper oversight of and support for management by a Board of Directors intimately familiar with Farmer Bros.’s operations, customers and employees. Without this, we fear that the future will be no different than the recent past: a continued effort to cover up the issues of the past and not focus on the decisions and details required to ensure success. The success of Farmer Bros. now depends on execution, quarter by quarter, which we are confident is possible if our nominees are elected to the Board, given their past contributions during their time at Farmer Bros.

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Shareholders should take note of conclusions recently made by Institutional Shareholders Services, a leading proxy advisory firm, in its report on the election contest:

•	“…if the turnaround is not executed with a sense of urgency, shareholders' remaining trust in the longer-tenured directors (Marcy, Mottern, and chairman Randy Clark) could erode rapidly.”

•	“As correctly highlighted by the dissident, FARM has effectively been in a state of perpetual turnaround under the longer-tenured directors. It will therefore likely take more than one quarter of results to convince shareholders that recent positive developments are in fact durable.”

•	“Several financial, operational, and leadership concerns developed during the latter half of the former CEO's tenure – a period during which FARM surrendered the lion's share of TSR gains reaped during the former CEO's first few years in office. While the board indicates that it was kept in the dark about the full extent of negative developments (which only came to light in 3Q FY19), there were warning signs that predated the initial public disclosure of concerns in 3Q FY18, such as steadily increasing debt, organic revenue decline, and turnover in key DSD leadership positions. Collectively, these issues should have prompted a deeper dive into FARM's condition, which in turn may have allowed the board to address mounting concerns more proactively.”

•	“The board's initial decision to provide the former CEO with the benefit of the doubt in 3Q FY18 may be reasonable in light of the value creation he oversaw during the initial stages of his tenure. However, there is minimal evidence to suggest that the board had a substantive contingency plan in place even a year on from the initial public disclosure of concerns.”

•	“The notion that there was insufficient succession planning prior to the former CEO's departure in May 2019 is supported by the fact that an ad hoc search committee was not formed until June 2019, and the fact that it took five months to appoint a new CEO.”

•	“A cynical mind might also view the former CEO as a convenient scapegoat, particularly since he was allowed to step down and remained entitled to receive severance, despite what the board characterized during discussions with ISS as questionable candor.”

We can tell you that Directors Mottern and Marcy were central actors in the Company’s failures, principally in supporting a failing CEO, implementing programs and directing management over decisions for which they had no experience and displayed purely self-interested motivations as the performance of the company crumbled.

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In the last three years Mottern and Marcy bear significant responsibility for the state of Farmer Bros. and the general deterioration experienced since 2016, because they:

•	Pushed for unproven, failing strategies,
•	Supported the former CEO on the basis of personal relationships,
•	Undermined company culture by supporting indiscriminate employee purges,
•	Disregarded oversight responsibilities,
•	Silenced dissent, and
•	Implemented a strategy built on preconceived premises rather than the realities they encountered.

Since 2016, better management and Board leadership at Farmer Bros. would have taken greater advantage of the Company's market opportunities, produced far better operating results and unlocked more shareholder value, but the Board had no plan… for succession, talent development, strategy, or execution… that was tangible, measurable, and analyzable. BUT NOW THEY SAY THEY HAVE A PLAN … AGAIN.

What’s changed since 2016?

In 2016, the Company claimed that it was successfully implementing initiatives toward positive growth- with very high expectations. By 2019, most have proven to be major mistakes and failing operating performance: poor leadership, poor management, problems with supply chain and operations, terrible capital allocation discipline, and declining customer relationships and employee value.

As an example, in 2016 the Company stated that it expected a savings of $18M-20M annually from the new Texas headquarters and annual savings of $3M of 3PL savings to date, with neither of these expected saving ever realized (and the prior CFO even declared that the numbers made no sense).

As another example, during the last three years, the optimization of the supply chain continued with no defined direction or results and no quantified optimization attained:

•	The execution was never elevated because there wasn’t a specific plan for how priorities were to be executed.
•	Instead of enhancing service capabilities and equipment programs, the Company downplayed service and equipment programs and devalued service by failing to provide the service and customer relationships that customers and vendors had come to expect.
•	In striving to differentiate product portfolio through innovation, it failed to ask customers what products needed more differentiation and which did not.
•	Decisions seemed arbitrary without explanation, and actions such as arbitrarily raising prices and downgrading coffee blends led to greater attrition.

Mr. Mottern re-organized direct-store-delivery (DSD), evidently without awareness of previous failed re-organization attempts, especially the massive failure of 2009-2010:

•	He made many of the same mistakes that were made earlier and required the 2011-12 turnaround.

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•	He did not talk with employees doing the work nor with individuals who suffered through the bad times before the 2011-12 turnaround.
•	Even after his initial reorganization failed, there still appears to be no defined plan or execution points to carry out a loosely stated list of priorities.

The same is true with Mr. Marcy’s attempt to redefine marketing strategies, differentiate the portfolio and make acquisitions for the sole reason to improve financials by buying revenue through acquisitions.

•	His marketing and acquisition attempts were costly failures.
•	His differentiation of the portfolio through innovation did not bring the desired results largely because he did not attempt to find out what customers wanted in the portfolio.

Why would shareholders give Mottern and Marcy another chance when, under their Board leadership, the result could be the same – failure!

Our nominees are committed to helping this Board, Management and company succeed – for the benefit of each shareholder.

Tom Mortensen and Jonathan Waite have helped turn Farmer Bros. around before. And they are prepared to help do it again. They listen to those who do the work, they have deep knowledge of the Company’s past successes and failures. They have a different perspective than the rest of the Board because they have also done the work and know first-hand about the operations of the Company.

Tom and Jonathan know how to optimize the supply chain and how to continue further optimization when appropriate. They know how to improve equipment placement and service to satisfy customers. They know how to differentiate the portfolio to meet the needs of customers and to innovate the portfolio when customers desire that innovation. And most of all, they already value the strong culture that Farmer Bros. had and know when changes need to be made.

Importantly, they already have a deep appreciation for the talented and experienced employees that have made the Company great in the past and are ready to do so for the present. Simply, they are the most qualified and experienced to help Farmer Bros. succeed.

We urge you to elect Tom Mortensen and Jonathan Waite. Once elected, they will work with the Board and new CEO Deverl Maserang to begin the process of returning Farmer Bros. to the values and principles upon which it was built.

VOTE FOR OUR EXPERIENCED DIRECTORS TO TURN-AROUND FARMER BROS. AND CREATE VALUE

We urge you to vote using only your GOLD PROXY today.

Your support is extremely important. If you have any questions, please call our proxy solicitor Okapi Partners toll-free at (877) 274-8654 or email info@okapipartners.com.

Please wait until you receive and review the Concerned Stockholders’ proxy materials and GOLD proxy card before you cast your vote in connection with the Annual Meeting.

Sincerely,

Jeanne Farmer Grossman

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IMPORTANT

If your shares are held in street name, your bank or broker can vote your shares only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them that you only wish to vote the GOLD proxy card.

If you have any questions or need further assistance, please contact Okapi Partners at (877) 274-8654 or by e-mail at info@okapipartners.com.

INVESTOR CONTACT:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

+1 877-796-5274

info@okapipartners.com

MEDIA CONTACT:

Dan Gagnier / Jeffrey Mathews
Gagnier Communications
+1 646-569-5897
farmerbros@gagnierfc.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Concerned Stockholders have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees at the 2019 Annual Meeting of Stockholders of Farmer Bros. Co.

THE CONCERNED STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THEIR PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE CONCERNED STOCKHOLDERS WILL PROVIDE COPIES OF THEIR PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CONCERNED STOCKHOLDERS’ PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: (877) 274-8654 OR AT INFO@OKAPIPARTNERS.COM.

The participants in the proxy solicitation are: Jeanne Farmer Grossman, the Jeanne Grossman Living Trust, the 1964 Jeanne Ann Farmer Grossman Trust, the 1969 Jeanne Ann Farmer Grossman Trust, the 1972 Jeanne Ann Farmer Grossman Trust, the 1987 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust III, the 1990 Brynn Elizabeth Grossman Trust, and the 1992 Brynn Elizabeth Grossman Trust, Thomas William Mortensen, and Jonathan Michael Waite.

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